Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	KCSA Worldwide
215-579-7388	212-896-1251 / 212-896-1248

CollaGenex Pharmaceuticals Reports Financial Results

for the Third Quarter of 2004

Net Income Allocable to Common Stockholders of $0.05 per Share

NEWTOWN, PA — October 26, 2004 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the third quarter and nine months ended September 30, 2004.

Net product sales were $11.0 million in the third quarter of 2004 compared to $12.8 million in the third quarter of 2003. As expected, there were no sales to Mutual Pharmaceuticals during the third quarter, which accounted for the decrease in net product sales. Total revenues were $11.1 million compared to $13.9 million in the third quarter of 2003. Total revenues during the third quarter of 2003 included contract revenues relating to product co-promotion agreements for Vioxx and the Avar product line that expired or were mutually terminated at the end of 2003. CollaGenex reported gross margins of 86.0 percent of net product sales in the third quarter of 2004 compared with gross margins of 85.1 percent of net product sales in the third quarter of 2003.

During the third quarter of 2004, the Company reported net income of $1.1 million compared to net income of $1.2 million during the third quarter of 2003. Net income allocable to common stockholders for the third quarter of 2004 was $725,000, or $0.05 per basic and diluted share, compared to net income allocable to common stockholders of $830,000, or $0.07 per basic and $0.06 per diluted share, in the third quarter of 2003.

Research and development (R&D) expenses in the third quarter of 2004 increased 23% to $2.2 million, compared with $1.8 million in the third quarter of 2003. This increase reflects the Company’s commitment to developing its proprietary product pipeline through the development of Periostat MR for adult periodontitis, Oracea™ for the treatment of rosacea and products based on the Restoraderm® technology platform.

Selling, general and administrative expenses were reduced by 30% to $6.3 million in the third quarter of 2004 compared to the third quarter of 2003. This decline reflects lower legal expenses following the settlement of litigation with Mutual and West-ward Pharmaceuticals as well as improved efficiencies in the Company’s sales and marketing organization following the restructuring of its sales force during the second quarter of 2004.

For the first nine months of 2004, total revenues increased to $38.9 million compared to $38.8 million in the corresponding prior year period. Net product sales were $38.7 million in the first nine months of 2004, an 8% increase over net product sales of $35.9 million recorded in the first nine months of 2003. CollaGenex reported gross margins of 85.6 percent on net product sales in the first nine months of 2004 compared with gross margins of 84.5 percent on net product sales in the prior year’s period. Total revenues and net product sales during the nine months ended September 30, 2004 included an initial $4.7 million stocking sale to Mutual, which included a significant, one-time promotional allowance.

During the first nine months of 2004, the Company reported net income of $3.1 million compared to net income of $4.1 million during the first nine months of 2003. Net income allocable to common stockholders for the first nine months of 2004 was $1.9 million, or $0.13 per basic and diluted share, compared to net income of $2.9 million, or $0.25 per basic and $0.23 per diluted share, in the first nine months of 2003. The net income for the first nine months of 2004 included a settlement payment to Mutual of $2.0 million, or $0.14 per basic and diluted share, and a charge of $348, or $0.02 per basic and diluted share, related to the realignment of the sales force to focus on high-potential prescribers in dental and dermatological markets.

Research and development (R&D) expenses in the first nine months of 2004 increased 37% over R&D expenses during the first nine months of 2003. This increase reflects the Company’s commitment to developing its proprietary product pipeline through the development of Periostat MR for adult periodontitis, ORACEA for the treatment of rosacea and products based on the Restoraderm technology platform.

Highlights for the Third Quarter of 2004:

•	Filed to adopt the trademark of Oracea™ for Col-101, the Company’s once daily, modified-release formulation of doxycycline, 40 mg, for the treatment of rosacea in the United States.

•	Significantly augmented the management team through the appointments of J. Gregory Ford as Vice President, Business Development and Strategic Planning, Bradley Zerler, PhD, as Vice President, Research, and Andrew K.W. Powell as Vice President and General Counsel.

•	Filed a complaint for patent infringement against IVAX Pharmaceuticals Inc. and CorePharma LLC (“Defendants”) in the United States District Court for the Eastern District of New York. CollaGenex alleges that the Defendants’ submissions of Abbreviated New Drug Applications (“ANDA’s”) covering their 20mg tablets of doxycycline hyclate infringe United States Patent RE 34,656, of which CollaGenex is the exclusive licensee. A preliminary injunction remains in place preventing the FDA from approving any ANDAs for generic forms of Periostat pending resolution of CollaGenex’s claim that it was incorrectly denied certain patent protections of the Hatch-Waxman Act. IVAX and CorePharma have filed a motion to dissolve the preliminary injunction, which is expected to be heard by the Court in mid-November.

Recent Events:

•	Agreed to sell the rights to its U.K. and European dental assets to Alliance Pharma plc, a U.K. specialty pharmaceutical company, for gross proceeds of $3.3 million.

“We believe the recent sale of our U.K. and European dental assets at nearly 6 times 2003 product sales, combined with the additional development opportunities we are pursuing for our

IMPACS and Restoraderm technology platforms, demonstrate the strength and value of our overall business,” commented Colin W. Stewart, president and chief executive officer of CollaGenex. “As we pursue the development of additional IMPACS® compounds, our lead products under development for this technology, Periostat MR and Oracea, remain on track to complete enrollment for the Phase III trials in the fourth quarter of 2004. In addition, development efforts for our Restoraderm drug delivery platform continue to advance. The investments we’re making in our dental and dermatology product pipeline underscore our confidence in the growth potential of these projects.”

Nancy C. Broadbent, chief financial officer of CollaGenex, stated, “Total Periostat prescriptions reported by IMS Health for the third quarter of 2004 increased 1.5% compared to the year earlier quarter. We anticipated that the rate of growth of Periostat prescriptions would slow down temporarily due to the short term disruption following the execution of our restructuring to better position the Company for future growth. However, we also achieved significant operating efficiencies following the restructuring. Total average prescriptions per representative for Periostat and 20 mg doxycycline increased 26% in the third quarter of 2004 compared to the year earlier quarter. We expect these operating efficiencies to continue to improve as our refocused sales organization works to drive prescription growth in coming quarters.”

Ms. Broadbent continued, “While we anticipated our sales would be affected by Mutual’s participation in the market place, we are pleased that its penetration has not been as high as we planned. Because of this lower penetration rate and the initial stocking order in the second quarter, Mutual did not reorder in the third quarter. We continue to expect that Mutual will reorder product during the fourth quarter of 2004 and that our reported sales will begin to more closely reflect end-user demand. We also expect to maintain gross margins in the range of 88% to 90% of our total net sales of Periostat, including Mutual’s branded version.”

IMPACS Technology Platform Updates

The IMPACS (Inhibitors of Multiple Proteases And CytokineS) family of compounds developed by CollaGenex have the potential for multiple therapeutic uses, primarily in the treatment of diseases that cause inflammation and the destruction of connective tissues.

Col-101, a once daily, modified-release formulation of 40 mg doxycycline, is in Phase III clinical testing for the adjunctive treatment of adult periodontitis, where it is known as Periostat MR, and for the treatment of rosacea, where it is known as Oracea.

To evaluate the efficacy of Periostat MR for the treatment of adult periodontitis, a double-blinded, placebo-controlled Phase III clinical study is enrolling 240 patients for a nine-month dosing period. This study will analyze the changes in clinical attachment level and periodontal pocket depths.

To evaluate the efficacy of Oracea, two double-blinded, placebo-controlled Phase III clinical studies are each enrolling up to 264 patients at a total of 28 investigational centers. These studies will evaluate the clinical indices of rosacea, including reductions in inflammatory lesions and erythema, during a 16-week period of administration. The Phase III trials for Periostat MR and Oracea are on track for completing enrollment in the fourth quarter.

Col-3, a novel compound with strong anti-inflammatory properties, is in Phase II clinical testing for acne-rosacea and has completed Phase II clinical testing for Kaposi’s sarcoma sponsored by the National Cancer Institute. In parallel, the compound is being evaluated in additional dermatological and other indications. In addition, CollaGenex has a library of IMPACs compounds for other potential applications which could eventually be out-licensed for development by third-parties.

Restoraderm Technology Platform Updates

The Company is developing the Restoraderm topical drug delivery system for dermatological applications. Utilizing a proprietary product formulation, Restoraderm is a foam-based topical delivery system that offers rapid penetration and absorption into the stratum corneum. Once passing through this external layer of the skin, Restoraderm delivers active ingredients to the dermal layers underlying the skin barrier. In contrast to Restoraderm, other formulations which are used to enhance penetration through the skin typically employ mechanisms that disrupt the normal barrier with concomitant physiological consequences. Restoraderm is formulated to enhance penetration while leaving the normal barrier intact or even functionally enhanced.

CollaGenex currently has two Restoraderm products under development and plans to initiate development on three more products before the end of 2005. CollaGenex is conducting stability studies for a Restoraderm product to treat acne and plans to enter Phase II clinical trials for a Restoraderm product to treat psoriasis.

2004 Expense Guidance

As previously announced, CollaGenex anticipates a decrease in its selling, general, and administrative (SG&A) expenses for 2004. The expected savings, resulting from the reorganization of the sales force and lower legal expenses following the settlement with Mutual should reduce the Company’s 2004 SG&A expenses, excluding the $2 million one-time charge for the Mutual settlement, to approximately $30 million compared to $33.7 million during 2003. CollaGenex is entitled to deduct costs incurred in defense of its patents, including the one-time payment to Mutual, from current and future royalties due to the State University of New York on sales of Periostat.

CollaGenex anticipates its total R&D investment during 2004 to be in the range of $8.5 to $9.5 million compared to $5.5 million in 2003.

Conference Call Information

As previously announced, CollaGenex will hold a conference call on Tuesday, October 26, 2004, at 11:00 a.m. Eastern Time to discuss the Company’s third quarter 2004 financial results. Investors and other interested parties may access the conference call by dialing (888) 394-8045 in the U.S. or (973) 409-9260 internationally, or via a live Internet broadcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days. Additionally, a recording of the call will be available by telephone until 11:59 p.m. on November 10, 2004 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code 5255410.

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the company’s professional dental pharmaceutical sales force markets Periostat®, which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis. The dental sales force also promotes Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, Atrix Laboratories, Inc.’s products for the treatment of adult periodontitis, to the dental market. The Company’s professional dermatology sales force markets Pandel®, a prescription topical corticosteroid licensed from Altana, Inc.

Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body’s connective tissues. CollaGenex is further evaluating Periostat and other IMPACS® compounds, including Oracea™, to assess whether they are safe and effective in these other applications. Oracea is currently in Phase III clinical trials to evaluate its effectiveness in treating rosacea, a dermatological condition, and Col-3 is in clinical trials to evaluate its potential effectiveness in treating acne and Kaposi’s sarcoma, an HIV-related skin condition. In addition, CollaGenex has licensed the Restoraderm® technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Financial Tables Follow

Summary Financial Data

(Unaudited)

(In thousands, except share amounts)

	Three Months Ended September 30,
	2004	2003
Consolidated Statement of Operations:

Revenues:
Net product sales	$10,991	$12,797
Contract revenues	60	1,111
License revenues	24	8

Total revenues	11,075	13,916
Operating Expenses:
Cost of product sales	1,537	1,907
Research and development	2,178	1,777
SG&A, other	6,473	9,038
SG&A, restructuring (a)	(132)	—

Total operating expenses	10,056	12,722
Operating income	1,019	1,194

Other Income:
Interest income	99	28
Other income	7	8

Net income	1,125	1,230

Preferred stock dividend	400	400

Net income allocable to common stockholders	$725	$830

Net income per basic share allocable to common stockholders	$0.05	$0.07

Weighted average shares used in computing net income per basic share allocable to common stockholders	14,375,139	11,738,583

Net income per diluted share allocable to common stockholders	$0.05	$0.06

Weighted average shares used in computing net income per diluted share allocable to common stockholders	14,516,779	12,813,907

(a)	Represents adjustment to the previous quarter’s estimate for severance charge.

	Nine Months Ended September 30,
	2004	2003
Revenues:
Net product sales	$38,691	$35,917
Contract revenues	180	2,164
License revenues	55	679

Total revenues	38,926	38,760

Operating Expenses:
Cost of product sales	5,590	5,560
Research and development	6,023	4,397
SG&A, other	22,122	24,829
SG&A, legal settlement	2,000	—
SG&A, restructuring	348	—

Total operating expenses	36,083	34,786

Operating Income	2,843	3,974
Other Income (Expense):
Interest income	239	84
Other income (expense)	5	(2)

Net income	3,087	4,056
Preferred stock dividend	1,200	1,200

Net income allocable to common stockholders	$1,887	$2,856

Net income per basic share allocable to common stockholders	$0.13	$0.25

Weighted average shares used in computing net income per basic share allocable to common stockholders	14,224,619	11,521,337

Net income per diluted share allocable to common stockholders	$0.13	$0.23

Weighted average shares used in computing net income per diluted share allocable to common stockholders	14,535,183	12,303,922

	September 30, 2004	December 31, 2003
Consolidated Selected Balance Sheet Data:

Cash, cash equivalents and short-term investments	$34,649	$32,670
Total current assets	44,119	41,860
Total assets	46,010	44,132

Total current liabilities	7,113	9,850
Long-term liabilities	310	326

Total liabilities	7,423	10,176

Total stockholders’ equity	38,587	33,956

This press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties, including statements regarding future revenues, gross profits, operating expenses and any other statements about management’s expectations, beliefs, goals, plans or prospects. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect CollaGenex’s business and prospects. Our business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex’s sales and marketing plans for Periostat and other products that we market, risks associated with our arrangement with Mutual, risks inherent in research and development activities, risks associated with enforcement of our intellectual property rights, risks that the FDA will approve products that will compete with and limit the market for Periostat, risks relating to our litigation with the FDA, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex’s success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies and the success of our dermatology product candidates. There can be no assurance that CollaGenex’s product candidates (other than the FDA’s approval of Periostat for marketing in the United States, the United Kingdom Medicines and Healthcare products Regulatory Agency’s approval of Periostat for marketing in the United Kingdom and Periostat’s marketing approval in Austria, Finland, Switzerland, Ireland, Israel, Italy, Luxembourg, the Netherlands, Portugal and Canada) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by CollaGenex. In addition, there can be no assurance that CollaGenex will successfully promote Pandel, Atridox, Atrisorb-FreeFlow or Atrisorb-D. As a result of such risks and those risks set forth in CollaGenex’s filings with the Securities and Exchange Commission, CollaGenex’s actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat® and IMPACS® are registered trademarks and Oracea™ is a trademark of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of Atrix Laboratories, Inc.

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